Exhibit 10.4

United Stationers Inc.
Executive Summary of Board of Directors Compensation
(approved as of 7/24/07 with an effective date of 9/1/07)

During 2007 the Board of Directors of United Stationers Inc., upon recommendation by the Governance Committee, approved certain adjustments to the overall compensation paid to Board members. Following is a summary of the forms and levels of compensation to be provided to Directors from September 1, 2007.

Director Compensation Component	2006 Amount	Comment

Annual Retainer	$60,000 annual rate	Unchanged from 2005

Board Meeting Fees
• In person	$4,000 per meeting	Unchanged from 2005
• Telephonic	$1,000 per meeting	Unchanged from 2004.

Committee Meeting Fees
• Held in connection with a Board meeting
• Held by teleconference

• Audit Committee Chairman	$2,500 per meeting	Unchanged from 2005
• Other Committee Chairmen	$2,000 per meeting	Increased in 2006 from $1,000
• Other non-employee members	$500 per meeting	Unchanged from 2004

• In-person meeting not held in connection with a Board meeting

• Audit Committee Chairman	$2,500	Unchanged from 2005
• Other Committee Chairmen	$2,000 per meeting	Increased in 2006 from $1,500
• Other non-employee members	$1,000 per meeting	Unchanged from 2004

Deferred Compensation	N/A	Allows for deferrals of all or a portion (but not less than 50%) of the annual retainer and meeting fees into stock units. Such stock units are paid out after cessation of service as a Director.

Director Compensation Component	2006 Amount	Comment

Equity Compensation
• Chairman of the Board	Approximately $100,000

Options to be granted on September 1, 2007 will be for the number of shares having an economic value of $50,000 based upon the closing price of the Company’s Common Stock on August 31, 2007. Options vest in substantially equal installments over 3 years.

Restricted stock to be granted on September 1, 2007 will be for the number of shares having an economic value of $50,000 based upon the closing price of the Company’s Common Stock on August 31, 2007. The restricted stock will vest in substantially equal installments over 3 years.

• Other non-employee directors	Approximately $90,000

Options to be granted on September 1, 2007 will be for the number of shares having an economic value of $45,000 based upon the closing price of the Company’s Common Stock on August 31, 2007. Options vest in substantially equal installments over 3 years.

Restricted stock to be granted on September 1, 2007 will be for the number of shares having an economic value of $45,000 based upon the closing price of the Company’s Common Stock on August 31, 2007. The restricted stock will vest in substantially equal installments over 3 years.

Reimbursement	Reasonable travel-related expenses

Directors are reimbursed for reasonable travel-related expenses incurred in connection with their attendance at Board meetings, Committee meetings, and certain Company events. In addition, the Company encourages their periodic attendance at accredited “Directors’ Colleges” at Company expense.